UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 30, 2014

Commission File Number 1-13610

CIM COMMERCIAL TRUST CORPORATION

(Exact name of registrant as specified in its charter)

MARYLAND	75-6446078
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

17950 Preston Road, Suite 600, Dallas, TX 75252	(972) 349-3200
(Address of principal executive offices)	(Registrant’s telephone number)

Former name, former address and former fiscal year, if changed since last report: NONE

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement.

On September 30, 2014, CIM Commercial Trust Corporation (the “Borrower”) entered into a Credit Agreement with Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as Syndication Agent, the lenders from time to time party thereto (the “Credit Agreement”) in order to refinance certain indebtedness described below in Item 1.02 and for general corporate purposes.  Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC served as Joint Lead Arrangers and Joint Bookrunners.  All amounts borrowed under the Credit Agreement are guaranteed by certain wholly-owned subsidiaries of the Borrower.

The Credit Agreement consists of a $450,000,000 unsecured revolving credit facility (the “Revolving Facility”), a $325,000,000 unsecured term loan facility (the “Term Facility”) and a $75,000,000 unsecured delayed draw term loan facility (the “Delayed Draw Term Facility,” and, together, the “Facilities”).  The Facilities have an initial maturity date of September 30, 2016, each of which may be extended at the option of the Borrower for additional one year periods, subject to customary closing conditions, to September 30, 2017 and September 30, 2018 pursuant to the terms of the Credit Agreement (the “Maturity Date”).  Borrowings under the Credit Agreement are required to be repaid on the Maturity Date.

Borrowings under the Facilities bear interest at the applicable margin plus the applicable base rate or Eurodollar rate.  The applicable margins, as of the closing date, are based on the Borrower’s maximum leverage ratio, calculated as a ratio of total consolidated indebtedness to total asset value.  Based on the Borrower’s current maximum leverage ratio, the applicable margins are as follows: (a) for a revolving loan under the Revolving Facility, 1.20% for a Eurodollar loan or 0.20% for a base rate loan and (b) for a term loan or a delayed draw term loan under the Term Facility or the Delayed Draw Term Facility, respectively, 1.15% for a Eurodollar loan or 0.15% for a base rate loan.  Upon the Borrower obtaining an investment grade credit rating established by certain debt rating agencies for the Borrower’s long term, senior, unsecured non-credit enhanced debt (the “Debt Ratings”), the applicable margin will be based on the Borrower’s then-current Debt Ratings.

The Borrower is subject to certain financial maintenance covenants under the Credit Agreement, including (a) a maximum leverage ratio of 60%, as of any date, (b) a maximum secured leverage ratio of 40%, as of any date, (c) a maximum unencumbered leverage ratio of 60%, as of any date, (d) a maximum secured recourse leverage ratio of 10%, as of any date, (e) a minimum fixed charge coverage ratio of 1.50:1.00, as of the last day of any fiscal quarter, (f) a minimum unencumbered interest coverage ratio of 1.75:1.00, as of the last day of any fiscal quarter, and (g) a minimum tangible net worth of $1,638,428,000 plus 75% of all cash or other assets received by the Borrower as a result of the sale of equity interests of the Borrower after the closing date, as well as certain other customary covenants.  The Credit Agreement also contains customary events of default provisions, including failure to pay indebtedness, breaches of covenants and bankruptcy or other insolvency events, which could result in the acceleration of all amounts and cancellation of all commitments outstanding under the Credit Agreement, as well as customary representations and warranties.

The foregoing description of the Credit Amendment does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is attached as Exhibit 10.1 to this current report on Form 8-K and is incorporated herein by reference.

On September 30, 2014, the Company issued a press release announcing the entry into the Facilities. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

Effective September 30, 2014 and in connection with the Credit Agreement, the Borrower terminated its then-existing credit agreement, dated as of December 28, 2010, among the Borrower, certain of its subsidiaries, the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, the “Existing Borrower Credit Agreement”) and the related $40 million revolving commitments thereunder.  In connection with such termination, the Borrower repaid all amounts due and outstanding under the Existing Borrower Credit Agreement.

Effective September 30, 2014 and in connection with the Credit Agreement, CIM Urban Partners, L.P. (“CIM Urban Partners”), a wholly-owned subsidiary of the Borrower and a guarantor under the Credit Agreement, terminated its then-existing (i) $200 million credit agreement, dated August 28, 2013, among certain of its subsidiaries, as guarantors, the lenders party thereto and Bank of America, N.A., as Administrative Agent, and the related revolving commitments thereunder and (ii) $100 million credit agreement, dated February 6, 2012, among certain of its subsidiaries, as guarantors, the lenders party thereto and Bank of America, N.A., as Administrative Agent, and the related revolving commitments.  In connection with such terminations, CIM Urban Partners repaid all amounts due and outstanding under all these facilities.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference into this Item 2.03.

Item 9.01         Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.                                Description

Exhibit 10.1                              Credit Agreement dated as of September 30, 2014, among CIM Commercial Trust Corporation, each guarantor party thereto, each lender party thereto, Bank of America, N.A., as Administrative Agent and JPMorgan Chase Bank, N.A. as Syndication Agent.

Exhibit 99.1                              Press Release, dated September 30, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:               October 1, 2014

CIM COMMERCIAL TRUST CORPORATION

By:	/s/ David Thompson
David Thompson, Chief Financial Officer